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               EXHIBIT 11.1 - COMPUTATION OF PER SHARE EARNINGS



            ADVANCED COMMUNICATION SYSTEMS, INC. AND SUBSIDIARIES

                        PRO FORMA NET INCOME PER SHARE

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                   THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                                         JUNE 30                              JUNE 30
                                                                1997                  1996              1997              1996
                                                          --------------     ---------------      -------------     -------------
Weighted average common stock outstanding                      3,812,250           3,732,750          3,788,397         3,732,750

Common stock equivalent                                             -                 73,440             16,402            73,440

Stock options issued during twelve months
  immediately preceding the offering date (using the
  treasury stock method and the initial public
  offering price per share)                                       80,857              75,833             71,111            75,833

Stock issued to satisfy S corporation distribution in
  excess of preceding twelve month earnings based on
  the initial public offering price per share                    549,000             479,333            502,323           479,333
                                                          --------------     ---------------      -------------     -------------

     Pro forma weighted average shares                         4,442,107           4,361,356          4,378,233         4,361,356
                                                          ==============     ===============      =============     =============

Pro forma net income                                      $          562     $           204      $      1,335      $         784
                                                          ==============     ===============      =============     =============

Pro forma net income per share                            $         0.13     $          0.05      $        0.31     $        0.18
                                                          ==============     ===============      =============     =============





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